Exhibit (a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE HOLDERS

PARTICIPATING IN THE EXCHANGE CONFIRMING ACCEPTANCE OF ELIGIBLE OPTIONS

Date:	[__________], 2024

To:	[__________]

From:	Vincerx Pharma, Inc.

Re:	Confirmation of Acceptance of Eligible Options for Exchange

Thank you for your submission of the Election Form where you chose to tender Eligible Options for New RSUs, on the terms described in the Offer to Exchange Eligible Options for New Restricted Stock Units dated August 13, 2024 (the “Exchange Offer”). We confirm with this letter that the Expiration Time has occurred and we have accepted the Eligible Options that you selected to tender on your Election Form. Subject to the other terms and conditions of the Exchange Offer, your tendered Eligible Options will be cancelled and New RSUs will be granted to you. Shortly, we will be sending you a grant notice and award agreement for your New RSUs that contain the terms of the New RSUs (the “New RSU Agreement”). The New RSU Agreement will be delivered electronically via your E*Trade account for your review and acceptance; if you do not have an E*Trade account, we will send these documents to you directly.

In the meanwhile, if you have any questions, please send an email to gabriela.jairala@vincerx.com or call Gabriela Jairala at (650) 800-6676.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Exchange Offer.

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